CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 for Trading Solutions.com, Inc., of our report dated June 27, 2001, relating to the financial statements of Trading Solutions.com, Inc. for the year ended March 30, 2001, appearing in the annual report of Trading Solutions.com, Inc. on Form 10-KSB for the year ended March 30, 2001.

/s/ Hawkins Accounting

HAWKINS ACCOUNTING

August 30, 2001